Filed Pursuant to Rule 424(b)(3)
Registration No. 333-148186

PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus Dated December 19, 2007)

POWERWAVE TECHNOLOGIES, INC.

$150,000,000

3.875% Convertible Subordinated Notes Due 2027 and

17,221,590 Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement supplements information contained in that certain prospectus dated December 19, 2007 of Powerwave Technologies, Inc. (the “Company”), relating to the offer and sale from time to time of up to $150,000,000 of the Company’s 3.875% Convertible Subordinated Notes due 2027, or the notes, and 17,221,590 shares of the Company’s outstanding common stock that are issuable upon conversion of the notes, which are held by certain securityholders named in the prospectus under the section entitled “Selling Securityholders”. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The following table amends and supplements the information set forth in the prospectus under the section entitled “Selling Securityholders” with respect to the selling securityholders named below and the respective notes and shares of common stock beneficially owned by such selling securityholders that may be offered pursuant to the prospectus:

Selling Securityholder	Principal Amount of Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock
		Beneficially Owned (1)(2)	Offered Hereby (1)
ACE Tempest Reinsurance Ltd.	$780,000	89,552	89,552
Arlington County Employees Retirement System	$530,000	60,850	60,850
Basso Fund Ltd.	$30,000	3,444	3,444
Basso Holdings Ltd.	$630,000	72,331	72,331
Basso Multi-Strategy Holding Fund Ltd.	$340,000	39,036	39,036
Chrysler LLC Master Retirement Trust	$1,950,000	223,881	223,881
DBAG London (4)	$4,875,000	559,702	559,702
Delaware Public Employees Retirement System	$1,950,000	223,881	223,881
Delta Airlines Master Trust- CV	$495,000	56,831	56,831
Delta Pilots Disability & Survivorship Trust- CV	$410,000	47,072	47,072
Deutsche Bank Securities, Inc. (3)	$3,175,000	364,524	364,524
F.M. Kirby Foundation, Inc.	$595,000	68,312	68,312
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust	$340,000	39,036	39,036
International Truck & Engine Retiree Health Benefit Trust	$200,000	22,962	22,962
International Truck & Engine Retirement Plan for Salaried Employees	$185,000	21,240	21,240
Microsoft Capital Group, L.P.	$345,000	39,610	39,610
National Railroad Retirement Investment Trust	$1,865,000	214,122	214,122
OCM Convertible Master Trust	1,090,000	125,144	125,144
OCM Global Securities	$275,000	31,573	31,573
Quest Occupational Health Trust	$235,000	26,980	26,980
Quest Pension Trust	$1,715,000	196,900	196,900
Trust for the Defined Benefit Plans of ICI American Holdings, Inc.	$300,000	34,443	34,443
UnumProvident Corporation	$570,000	65,442	65,442
Vanguard Convertible Securities Fund, Inc.	$5,780,000	663,605	663,605
Virginia Retirement System	$3,480,000	399,541	399,541

(1)	Includes shares of Common Stock issuable upon conversion of Notes, assuming conversion of all the named selling securityholder’s Notes at the initial conversion rate of 114.8106 shares of Common Stock per $1,000 principal amount at maturity of the Notes. This conversion rate is subject to adjustment, however, as described under “Description of Notes – Conversion Rights – Adjustments to Conversion Rate.” As a result, the number of shares of Common Stock issuable upon conversion of the Notes beneficially owned and offered by the named selling securityholder may increase or decrease in the future.
(2)	In addition to shares of Common Stock issuable upon conversion of the Notes as described in footnote (1), also includes shares of Common Stock identified to us by the selling securityholder as owned by it.
(3)	The selling securityholder is a broker-dealer.
(4)	The selling securityholder is an affiliate of a broker-dealer.

The date of this prospectus supplement is March 25, 2008.

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